Exhibit 10.2

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is made January 31, 2014   among TravelCenters of America LLC (“TA”), TravelCenters of America Holding Company LLC (“Holding”), TA Operating LLC ( “Operating” and together with Holding and TA, the “Employers”) and Ara A. Bagdasarian (“you” or “your”).

RECITAL

You and TA wish to memorialize the terms and conditions regarding your separation from employment with TA and desire to provide for your cooperation with regard to transitional duties in planning for the end of your employment with the Employers.  In addition, your desire to be relieved of your responsibilities as an executive officer of TA and its subsidiaries.

NOW, THEREFORE, the parties covenant and agree as follows:

Section 1.                                           Resignation.  By execution of this Agreement, you hereby resign as Executive Vice President of TA and of each of TA’s subsidiaries, effective at the close of business on April 30, 2014, and agree to take any action requested by TA to evidence such resignation.

Section 2.                                           Duties; Location.  From the date of this Agreement through April 30, 2014 (the “First Transition Period”), you will continue to devote your full working time and energies to the business and affairs of TA and its subsidiaries and shall have such duties and perform such tasks associated with transitioning your responsibilities and such other duties and tasks for TA and its subsidiaries as are reasonably assigned to you from time to time by the President and Chief Executive Officer of TA.  From May 1, 2014, through December 31, 2014 (the “Second Transition Period”), you will provide thirty (30) hours of services per week to TA and its subsidiaries.

Section 3.                                           Compensation and Vesting.

(a)                                 During the First Transition Period and the Second Transition Period, you will continue to receive your base salary at the rate of $267,000 per year ($22,333.00 per month), payable in semi-monthly installments in accordance with the Employers’ general practice and you (and your family members as are currently covered under benefit arrangements of Employers, including Employers’ group health plan) will continue to participate in the Employers’ benefit arrangements, including the group health plan, paying the same portion of the premiums for such coverages as if you had remained a full time employee of the Employers.  At the expiration of the Second Transition Period, the Employers will provide written notification to you of your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue participation in the Employers’ group health and certain other benefits plans provided that if you (and/or your spouse and/or dependents) properly elect continued COBRA coverage, you (and/or your spouse and/or dependents) shall pay the full premium for such coverages.

(b)                                 Provided that you have not revoked the release described in Section 10(a) hereof or otherwise defaulted under the terms of this Agreement, the Employers will pay you a bonus of Two Hundred Thousand Hundred Dollars ($200,000), payable to you on January 9, 2015 (the “Bonus”).

(c)                                  Provided you execute and deliver the Vesting Agreement in the form attached hereto as Exhibit A simultaneously with your execution of this Agreement, and provided that the Employers determine that you have complied with all of the conditions of this Agreement and the Vesting Agreement (including, without limitation, paying all applicable income taxes in connection with the vesting of the Unvested Shares (as that term is defined in the Restricted Share Agreements dated November 26, 2007, November 24, 2008, December 8, 2009 December 1, 2010, November 29, 2011, December 4, 2012, and November 19, 2013 (collectively referred to as the “Restricted Share Agreements”)), TravelCenters of America LLC will change the vesting date of the stock granted to you on November 26, 2007, November 24, 2008, December 8, 2009, December 1, 2010, November 29, 2011, December 4, 2012, and November 19, 2013, so that all of your Unvested Shares are fully vested on January 1, 2015 (based on the closing price of TA’s stock on December 31, 2014) and secure a waiver of the repurchase rights under the Restricted Share Agreements provided that you agree to pay all taxes incurred by reason of the grant of shares.  These taxes will be collected by TA as provided in the Vesting Agreement.  If you do not execute and deliver the Vesting Agreement as provided herein, TA may at any time exercise its rights to purchase, pursuant to the terms of the Restricted Share Agreements, all of your Unvested Shares.  You agree to cooperate and assist in the execution of any documents, or to take other steps, necessary to effectuate the purchase of your Unvested Shares.

You and TA agree that for purposes of the Restricted Share Agreements, you shall be deemed to be providing “significant services” to TA through the earlier of (i) December 31, 2014, and (ii) the date on which you commit a breach of this Agreement including, without limitation, by failing to provide the services required hereunder or by breaching the Restrictive Covenants (defined below).

Section 4.                                           Covenants.  You acknowledge that (i) TA and its subsidiaries are engaged in the business of operating facilities that provide motor fuel pumping, truck care and repair services, restaurants, convenience stores, showers, laundry facilities, telephones, recreation rooms, truck weighing scales and other compatible businesses (the “Business”); (ii) your work for the Employers has given you, and will continue to give you, trade secrets of, and confidential and/or proprietary information concerning, the Business; (iii) the agreements and covenants contained in this Section 4 are essential to protect the Business and the goodwill associated with it.  Accordingly, you covenant and agree as follows:

(a)                                 Confidential Information.  During the First Transition Period, the Second Transition Period and at any time thereafter, you shall not (i) disclose to any person not employed by TA or a subsidiary, or not engaged to render services to TA or a subsidiary or (ii) use for the benefit of yourself or others, any confidential information of TA, any of TA’s subsidiaries or of the Business obtained by you, including, without limitation, “know-how,” trade secrets, details of customers’, suppliers’, manufacturers’ or distributors’ contracts with TA or any of TA’s subsidiaries, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, information of third parties that TA has agreed to keep confidential, and other proprietary information of TA, TA’s subsidiaries or of the Business; provided, however, that this provision shall not preclude you from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 4(a) by you), (ii) acquired by you independently of your affiliation with TA or any of TA’s subsidiaries, or (iii) of a general nature (that is, not related specifically to the Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same business as TA or any of TA’s subsidiaries.  You agree that all confidential information of TA or any of TA’s subsidiaries shall remain TA’s or TA’s subsidiaries, as the case may be, and to promptly return any confidential information embodied in any physical or electronic medium to the owner thereof on or prior to December 31, 2014, or such earlier date as may be requested by TA.

(b)                                 Nonsolicitation; Noncompetition.  From the date hereof to and including December 31, 2016, you shall not, directly or indirectly, (a) solicit any employee to leave the employment of TA or the employment of any of TA’s subsidiaries or (b) hire or cause to be hired any employee who has left the employ of TA or the employ of any of TA’s subsidiaries within six (6) months after termination of such employee’s employment with TA or any of TA’s subsidiaries, as the case may be (unless such employee was discharged by TA without cause).  You agree that, from the date hereof to and including December 31, 2015 and December 31, 2016, with respect to Select Competitors (hereinafter defined), you shall not, directly or indirectly, through an affiliate or otherwise, for your own benefit or otherwise, without the prior written consent of TA which consent may be withheld by TA in its sole discretion, compete in any place in the United States of America or Canada with any aspect of the Business in any manner or capacity (e.g., through any form of ownership or as an advisor, principal, agent, partner, officer, directors, employee, employer, consultant, member of any association, lender or otherwise).  For purposes of this Agreement, the term “Select Competitors” shall mean Pilot Travel Centers LLC (d/b/a Pilot/Flying J), Love’s Travel Stops and Country Stores, Inc., Speedco, Inc. and WilcoHess, LLC, entities that are under full or partial common ownership with any of the foregoing, and their respective lessees, joint venture partners, affiliates, subsidiaries, successors and assigns.  You hereby acknowledge that (i) the geographic boundaries, scope of prohibited activities and the time duration of the covenant not to compete in this Section 4(b) are reasonable and are no broader than are necessary to protect the legitimate business interests of the Employers and (ii) the provisions of such covenant were bargained for as a condition to the Employers’ entry into this Agreement.

(c)                                  Cooperation.  From and after the date hereof, you shall reasonably cooperate with TA and its subsidiaries with respect to all matters arising during or related to your employment, including all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise.  TA will reimburse you for all out-of-pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation at such times and in a manner determined by TA in its sole discretion.

(d)                                 Nondisparagement.  You agree that at all times hereafter you will not make, or cause to be made, any public statement, observation or opinion that (a) accuses or implies that the Employers or any of the Releasees (as defined below) engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Employers or the termination thereof, the Business or any of the Releasees or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the Business or reputation of the Employers or any of the Releasees.  Nothing in this Section 4(d) shall prevent you from truthfully responding in connection with governmental inquiries or as required by subpoena, court order or legal process; provided, however, that you agree to first give prompt written notice to the Employers of any such legal requirement in order to permit the Employers sufficient time to obtain an appropriate protective order or other remedy.

Section 5.                                           Rights and Remedies upon Breach of Covenants.

(a)                                 If you breach, or threaten to commit a breach of, any of the provisions of Section 4 (the “Restrictive Covenants”), the Employers shall have the right and remedy to have the Restrictive Covenants specifically enforced, in accordance with Section 9 hereof, by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employers, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Employers.  Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employers at law or in equity.

(b)                                 You acknowledge and agree that the Restrictive Covenants are reasonable and valid in scope and in all other respects and that, but for your agreement to comply with the Restrictive Covenants, the Employers would not have entered into this Agreement.  If any court determines that any of the Restrictive Covenants or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

(c)                                  If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the scope, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

Section 6.                                           Return of the Employers’ Property.  You agree that, on or prior to December 31, 2014, or such earlier date as may be requested by TA, you will return to the Employers any and all of the Employers’ property, including without limitation, mailing lists, reports, files, memoranda, records and software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Employers, and you will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever.

Section 7.                                           Assignment. In the event that TA shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which TA’s assets shall be sold and transferred. This Agreement shall not be assignable by you.

Section 8.                                           Governing Law.  This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

Section 9.                                           Jurisdiction: Service of Process. Any action or proceeding seeking equitable relief (in whole or in part) to enforce any provision of, or based on any right arising out of, Section 4, 5 and 6 hereof may be brought by the Employers in the state courts of Ohio or in the United States District Court in Cleveland, Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on you anywhere in the world.

Section 10.                                    Release.

(a)                                 You, for yourself and your heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge TA, its current and former officers, directors, agents, representatives, shareholders, and employees, affiliates and subsidiaries (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, both in law and equity (“Claims”), which you now have or ever had against the Releasees from the beginning of the world to the date hereof; provided, however, that the foregoing release shall not apply to any Claims to enforce this Agreement or to rights or obligations arising under the Indemnification Agreement between TA and you dated August 16, 2011. The foregoing release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law or under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, and shall further apply, without limitation, to any and all Claims for wages, vacation, severance, attorneys’ fees, costs and other forms of compensation, and to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with any Releasee.

(b)                                 As a condition to the receipt of the Bonus, you must agree to execute and deliver to the Employers on December 31, 2014, and not subsequently revoke, a second general release of claims substantially similar to that set forth in Section 10(a) releasing any Claims that may have arisen between the date of this Agreement and December 31, 2014.

Section 11.                                    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 12.                                    Section Headings Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 13.                                    Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic media (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

You:	See Exhibit C attached hereto.

TA:	TravelCenters of America LLC
24601 Center Ridge Road, Suite 200
Westlake, OH 44145
Attention: President
Email: tobrien@ta-petro.com

with a copy to:	Mark R. Young, General Counsel
TravelCenters of America LLC
255 Washington Street, Suite 210
Newton, MA 02458
Email: myoung@ta-petro.com

Notice to TA will constitute notice to the Employers.

Section 14.                                    Payments Subject to Taxes.  All payments under this Agreement will be subject to reduction for federal, state and local taxes, other regular payroll deductions, including, without limitation, payroll deductions related to share vesting.

Section 15.                                    Arbitration.  Except as set forth in Section 9, if requested in writing by either you or TA, any claim or controversy arising out of or relating to the interpretation, construction and performance of this Agreement, or any alleged breach hereof, shall be finally resolved by arbitration conducted in accordance with such rules as may be agreed upon by the parties within thirty (30) days following written notice by either party to the other identifying the issue in dispute and the position of the party giving notice, or failing to achieve such agreement, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Any award rendered in connection with the foregoing arbitration shall be in writing and shall be final and binding upon the parties, and judgment upon any such award may be entered and enforced in any court of competent jurisdiction in accordance with the Federal Arbitration Act.  The forum for such arbitration shall be in Boston,

Massachusetts and the governing law shall be the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws provisions.

Section 16.                                    Entire Agreement. This Agreement and the Restricted Share Agreements constitute the entire agreement between the Employers, on the one hand, and you, on the other hand, with respect to the subject matter hereof and supersede all prior written and oral agreements and understanding between the Employers and you with respect thereto.  This Agreement may not be amended except by a written agreement duly executed by each party hereto.

Section 17.                                    Consultation With Counsel; Time for Signing; Revocation.  You have the right to and should consult with an attorney prior to signing this Agreement.  You acknowledge that you have been offered twenty-one (21) days from your receipt of this Agreement to decide whether to sign it.  You will have seven (7) days after signing this Agreement to revoke your signature.  If you intend to revoke your signature, you must do so in accordance with the provisions of Section 13 prior to the end of the 7-day revocation period.  This Agreement shall not become effective, and no party hereto shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period, after which it shall become immediately and irrevocably effective.

(Signature Page Follows)

EXECUTED as of the date first above written.

TravelCenters of America LLC

By:
Thomas M. O’Brien, President and Chief Executive Officer

TravelCenters of America Holding Company LLC

By:
Thomas M. O’Brien, President and Chief Executive Officer

TA Operating LLC

By:
Thomas M. O’Brien, President and Chief Executive Officer

Ara A. Bagdasarian

Exhibit A

Vesting Agreement

See attached.

Exhibit B

Form of Release

See attached.

RELEASE AGREEMENT

This Release Agreement (this “Release”) is dated December 31, 2014, and is made by Ara A. Bagdasarian in favor of TravelCenters of America LLC (“TA”), TravelCenters of America Holding Company LLC (“Holding”), TA Operating LLC ( “Operating” and together with Holding and TA, the “Employers”).

In consideration of the Retirement Agreement dated as of January 28, 2014 (the “Retirement Agreement”), among the Employers and me, I, for myself and my heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge TravelCenters of America LLC, its current and former officers, directors, agents, representatives, shareholders, and employees, affiliates and subsidiaries (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, both in law and equity (“Claims”), which I now have or ever had against the Releasees from the beginning of the world to the date hereof; provided, however, that the foregoing release shall not apply to any Claims to enforce the Retirement Agreement or to rights or obligations arising under the Indemnification Agreement between TA and me dated August 16, 2011. The foregoing release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that I may have arising under the common law or under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, and shall further apply, without limitation, to any and all Claims for wages, vacation, severance, attorneys’ fees, costs and other forms of compensation, and to any and all Claims in connection with, related to or arising out of my employment, or the termination of my employment, with any Releasee.

Executed this 31st day of December, 2014.

Ara A. Bagdasarian

Exhibit C

Ara A. Bagdasarian

6790 Ridgecliff Drive

Solon, OH 44139